Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-120172 and No. 333-132828 of Great Plains Energy Incorporated on Form S-8 of our report dated June 13, 2007, appearing in this Annual Report on Form 11-K of the Great Plains Energy Incorporated Cash or Deferred Arrangement (“Employee Savings Plus”) for the year ended December 31, 2006.

/s/ Deloitte and Touche L.L.P.

Kansas City, Missouri

June 19, 2007